Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4, of our report dated September 2, 2025, relating to the combined and consolidated financial statements of Parataxis Labs LLC, Parataxis Labs Management, LLC and Subsidiary as of May 31, 2025 and for the period from January 13, 2025 (Inception) through May 31, 2025, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 2, 2025